EXHIBIT 99.1

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is entered into on August 31, 2005, by and between Charlotte Russe Holding, Inc., a Delaware corporation (the “Company”), and Mr. Mark A. Hoffman (“Mr. Hoffman”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Mr. Hoffman have entered into an Employment Agreement (the “Employment Agreement”), dated July 9, 2003, which sets forth the terms and conditions of Mr. Hoffman’s employment by the Company;

WHEREAS, Section 7.01 of the Employment Agreement provides that the Company and Mr. Hoffman may amend the Employment Agreement; and

WHEREAS, the Company and Mr. Hoffman desire to amend the Employment Agreement as set forth in this First Amendment;

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Mr. Hoffman hereby amend the Employment Agreement as follows, effective as of September 25, 2005:

1. Section 3.01 of the Employment Agreement is hereby restated in its entirety as follows:

“Term. Subject to earlier termination as provided in this Agreement, Mr. Hoffman shall be employed through the last day of the Company’s 2007 fiscal year (the “Term”). Neither party is under any obligation to renew or extend this Agreement. Any new employment agreement shall only be effective after having been reduced to writing and executed by both parties hereto. In the absence of earlier termination as provided herein, this Agreement shall terminate automatically on such date. In the event Mr. Hoffman continues to perform services after this Agreement has terminated, and pending execution of a new employment agreement, if any, such services shall constitute employment for an unspecified term, terminable at will, with or without cause or reason, with or without advance notice, and with or without pay in lieu of advance notice.”

2. Section 4.07 of the Employment Agreement is hereby restated in its entirety as follows:

“Vacation: Mr. Hoffman shall be entitled to three weeks of paid vacation per year.”

3. This First Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement.

4. Except as amended as set forth herein, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Employment Agreement as of the date first set forth above.

MARK A. HOFFMAN		CHARLOTTE RUSSE HOLDING, INC.,

By:	/s/ Mark A. Hoffman	By:	/s/ Mark J. Rivers
		Title:	Director
Dated:	8/31/05	Dated:	8/31/05